Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
The subsidiaries below are owned by Forest City Enterprises, Inc. except where a subsidiary’s name is indented, in which case that subsidiary is owned by the next preceding subsidiary whose name is not so indented. Names of certain subsidiaries have been omitted. These excluded subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.

Name of Subsidiary	State of Incorporation/Organization
FC Basketball, Inc.	New York
Forest City Sports, LLC	New York
FCR Sports, LLC	New York
Forest City Rental Properties Corporation	Ohio
F.C. Member, Inc.	New York
FCR Land, LLC	New York
FC 45/75 Sidney, Inc.	Massachusetts
Forest City 64 Sidney Street, Inc.	Ohio
FC 64 Sidney, Inc.	Massachusetts
Forest City Central Station, Inc.	Ohio
Forest City Commercial Group, Inc.	Ohio
FC 35 Landsdowne, Inc.	Massachusetts
FC 40 Landsdowne, Inc.	Massachusetts
FC 65/80 Landsdowne, Inc.	Massachusetts
FC 88 Sidney, Inc.	Massachusetts
Forest City Commercial Holdings, Inc.	New York
Master III FC/BCR Holdings, Inc.	New York
Forest City Residential Group, Inc.	Ohio
Forest City Equity Services, Inc.	Ohio